Amendment to Subadvisory Agreement

for AST ADVANCED STRATEGIES PORTFOLIO

AST Investment Services, Inc. and Prudential Investments LLC and T. Rowe Price Associates, Inc. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of March 20, 2006, by and among AST Investment Services, Inc., Prudential Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Advanced Strategies Portfolio as follows:

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., Prudential Investments LLC, and T. Rowe Price Associates, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Bradley Tobin

Name: Bradley Tobin

Title: Vice President

PRUDENTIAL INVESTMENTS LLC

By: /s/ Bradley Tobin

Name: Bradley Tobin

Title: Vice President

T. Rowe Price Associates, Inc.

By: /s/ Savonne L. Ferguson

Name: Savonne L. Ferguson

Title: Vice President

Effective Date as Revised: October 17, 2016

SCHEDULE A

Advanced Series Trust

AST Advanced Strategies Portfolio

As compensation for services provided by T. Rowe Price Associates, Inc., AST Investment Services, Inc. and Prudential Investments LLC, as applicable, will pay T. Rowe Price Associates, Inc. a sub-advisory fee on the net assets managed by T. Rowe Price Associates, Inc.* that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee**
AST Advanced Strategies Portfolio (the “Portfolio”)

Sleeve average daily net assets up to $100 million:
0.50% of average daily net assets to $50 million;
0.45% of average daily net assets over $50 million to $100 million

When Sleeve average daily net assets exceed $100 million:
0.40% on all assets

When Sleeve average daily net assets exceed $200 million:
0.35% on all assets

When Sleeve average daily net assets exceed $500 million:
0.325% on all assets up to $500 million;
0.30% over $500 million to $1 billion

When Sleeve average daily net assets exceed $1 billion:
0.30% on all assets

When Sleeve average daily net assets exceed $1.5 billion:
0.275% on all assets

* For purposes of calculating the subadvisory fee, the assets of the Portfolio will be aggregated with the US Large-Cap Value Equity Strategy assets of all other Prudential entities (including the assets of certain insurance company separate accounts managed by T. Rowe Price Associates, Inc. for the Retirement business of Prudential and its affiliates) that are managed by T. Rowe Price Associates, Inc..

** In the event T. Rowe Price invests Portfolio assets in other pooled investment vehicles it manages or subadvises, T. Rowe Price will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to T. Rowe Price with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: October 17, 2016